Exhibit 99.2

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown, (913-344-9395)	Peggy Landon, (913-344-9315)
Chief Financial Officer	Director of Investor Relations
and Corporate Communications

Compass Minerals Closes $100 Million Private Placement of
8% Senior Notes Due 2019

OVERLAND PARK, Kan. (June 5, 2009) – Compass Minerals International, Inc. (NYSE: CMP) today announced the closing of its private placement offering of $100.0 million in aggregate principal amount of Senior Notes due 2019 bearing interest at a rate of 8% per year (the “Notes”). The Notes were sold at a price equal to 97.497% of their face value, with an effective yield of 8.375%.  The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).
The net proceeds of the offering of approximately $95.5 million, after taking into account underwriting discounts, original issue discount and offering expenses, will be used (i) to fund the tender offer announced on May 21, 2009, to purchase any and all of Compass Minerals’ outstanding $89.6 million in aggregate principal amount 12% Senior Subordinated Discount Notes due 2013 (the “2013 Notes”), including any redemption of any 2013 Notes that remain outstanding after the expiration of the tender offer, and (ii) for general corporate purposes.
The Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.
About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride. The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide. Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications. Compass Minerals also provides records management services to businesses throughout the U.K.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on Form 10-K  filed with the Securities and Exchange Commission on February 20, 2009. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.